Exhibit 99.4

                                     PRIVATE AND CONFIDENTIAL

                                     April 29, 2007

                                     VIA E-MAIL

                                     Gregg Lemkau
                                     Managing Director
                                     Goldman, Sachs & Co.
                                     85 Broad Street
                                     New York, NY 10004

                                     Dear Gregg:

                                     Fillmore Capital Partners, LLC on behalf of certain of its affiliates (“Fillmore”) is pleased to submit this proposal to acquire Genesis HealthCare Corporation (“Genesis” or the
                                     “Company”).

                                     Enclosed with this letter, please find the following documents:

                                          1.     Proposed Merger Agreement, together with detailed mark up of the
                                                  Merger Agreement, marked to show changes from the draft distributed by Wachtell, Lipton, Rosen and Katz on April 29, 2007.

                                          2.     Proposed Equity Commitment Letter from Fillmore Strategic Investors,
                                                  L.L.C. to Drumm Investors LLC (the parent of Beverly Enterprises, Inc.
                                                  (“Beverly”)), with no changes from the previously distributed version.

                                          3.     Proposed Limited Guarantee of Fillmore Strategic Investors, L.L.C.,
                                                  marked to show changes from the draft distributed by Dechert LLP on
                                                  April 27, 2007 (showing the two changes requested by Wachtell,
                                                  Lipton, Rosen and Katz on April 29, 2007).

                                          4.     Executed Debt Financing Commitment Letter from Credit Suisse dated
                                                  April 29, 2007, together with a version marked to show changes from the executed copy distributed by Dechert LLP on April 27, 2007.

                                          5.     Consolidated Balance Sheet of Drumm Investors LLC dated
                                                  December 31, 2006.

                                     Upon confirmation that the Company is in agreement with these documents as presented, we are prepared to execute the Merger Agreement, Equity Commitment Letter, Limited

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau April 29, 2007 Page 2

Guarantee and Debt Commitment Letter in the form presented. Upon execution of the Merger Agreement, Drumm Investors LLC will pay or immediately reimburse the Company for, or have paid on its behalf, any termination fee or expenses it is required to pay to FC-Gen Acquisition, Inc. (“Formation”) under the terms of the Merger Agreement between the Company and Formation, as amended through April 19, 2007.

Purchase Price: Fillmore proposes to acquire all of the outstanding stock of the Company for $65.25 per share, provided that if the closing does not occur prior to August 15, 2007, such amount will be increased by 6% per annum, or $0.01073 each day beginning August 15, 2007 until the closing occurs ($65.25 or such greater amount, the “Purchase Price”). Our proposal is based on 24,527,324 shares outstanding (including basic and restricted shares, options and shares convertible though the Convertible Senior Subordinate Debentures). We continue to believe our proposal offers an extremely attractive valuation for the Genesis shareholders.

Form of Consideration and Litigation: The Purchase Price would be paid in cash at closing. Upon execution of our proposed Merger Agreement, counsel for Drumm in the matter encaptioned Drumm Investors, LLC v. Genesis HealthCare Corp., Docket No. 07-02856 (Chester Cty. PA) will file an appropriate notice of discontinuance.

Financing and Structure: We will finance the transaction through a combination of our own equity capital and third-party indebtedness. We have an irrevocable equity commitment from the institutional investor previously identified to you. As indicated by the binding commitment letter we have submitted, Credit Suisse will provide $3.55 billion of debt financing, the proceeds of which together with our equity investment will fund the acquisition of the Company, refinance indebtedness and pay transaction costs and expenses. Enclosed for your information as Exhibit A to this proposal letter is an updated sources and uses table for the acquisition. Certain amounts included in the sources and uses have been restated from our prior submission because, based upon information that was posted late to the dataroom, we overstated both Genesis’ outstanding indebtedness at March 31, 2007 by approximately $67 million and certain other tender premiums and severance amounts. Enclosed for your information as Exhibit B to this proposal letter is an organizational structure chart showing that Drumm Investors LLC is the owner of all of the equity of Beverly.

Timing: We have demonstrated our ability very recently to obtain the necessary regulatory approvals and complete complex transactions quickly. Unless one were to believe four virtually impossible assumptions (as set forth below), it is likely that we would close the acquisition of the Company at or around the same time as could Formation given their current status to date.

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau April 29, 2007 Page 3

We received regulatory approvals in connection with our acquisition of Beverly within 100 calendar days (which included the winter holidays and New Years) of the signing of a definitive agreement. We expect to file applications for approval of the transaction within five business days of the signing of the merger agreement in the following states: Maine, Massachusetts, New Jersey, Rhode Island, and West Virginia. For each state, we have templates of the documents required for expedited filing of our applications. The templates present our credentials in a manner which has been previously accepted by these state regulators. We have excellent relationships with the state regulators and our ownership structure of common ownership of the property and operations is clearly preferred by the regulators. Our projected approval date for each of those states is set forth in the table below:

State	Projected Fillmore	Earliest Possible
	Approval Date	Formation Approval
Date

Maine	August 15, 2007	August 1, 2007

Massachusetts	August 15, 2007	August 1, 2007

New Jersey	July 15, 2007	July 5, 2007

Rhode Island	August 15, 2007	August 1, 2007

West Virginia	August 13, 2007	June 11, 2007

The remaining seven states can easily be accommodated within this timeframe and should not be an issue for either Fillmore or Formation.

The “Earliest Possible Formation Approval Date” makes four virtually impossible assumptions: (1) that all of Formation’s previously filed applications are deemed to be complete by each state regulatory body on April 30, 2007 (tomorrow), (2) that Formation files complete applications in each state in which it has not yet even attempted to file an application on April 30, 2007 (tomorrow), (3) that no public hearings are requested by interested parties, and (4) that state regulators are only aware of the first step in what we understand to be Formation’s plan to break-up the Company (this alone would likely cause a request for a public hearing as Formation has a track record of using such an ownership structure). We note that in states such as Massachusetts and Rhode Island the review process customarily takes 90 days following the date that applications are deemed complete. It may be possible to shorten such 90 day period, but it is likely that only Fillmore with its recent experience, strong relationships, preferred ownership

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Gregg Lemkau April 29, 2007 Page 4

structure and superior application processing infrastructure would be able to capitalize on such a possibility.

Our prior experience and current preparations are in sharp contrast to what appears to be the mismanagement of the regulatory approval process by Formation. More than three months following their execution of a merger agreement it appears as though they have received none of the necessary regulatory approvals and a large number of their applications have been deemed by state regulators to be incomplete and deficient. Some required applications have not yet been filed. For instance, we understand that none of the regulatory applications have been made for the 30 nursing facilities in New Jersey and that for the 20 nursing facilities in the important states of Rhode Island and Massachusetts, because the applications have been deemed incomplete, the ordinary 90 day review process has not yet started. We understand the foregoing three sentences to be true based on conversations with the state regulators and other publicly available information. We would expect you to be undertaking the same independent, unbiased investigations of the claims of Formation and its advisors.

Most important of all, we point out that Formation has absolutely no obligation or incentive to close prior to September 30, 2007. Fillmore has every incentive, as indicated by its willingness to increase the Purchase Price if it does not close by August 15, 2007.

We look forward to coordinating with the Company’s management team to ensure an orderly transition to minimize any disruption to patient care and the operations of the business.

Internal Approvals: All approvals necessary to enter into and consummate the transaction have been obtained. Our proposal is not subject to further due diligence or approvals, other than as outlined in the Merger Agreement.

Termination: Our proposal will remain in effect until 2:00 a.m. (EDT) on May 4, 2007. We are prepared to extend our offer during any mutually agreed upon exclusivity period for negotiations.

Drumm Quality: By all measures, including evaluations done on behalf of the Centers for Medicare and Medicaid by the independent, not-for-profit, review organization, University of Wisconsin based Long Term Care Institute, the nation’s most well respected research organization and thought leader in long term care, and the federal survey and certification standards used by state licensing agencies across the country, Beverly and Golden Living Centers (formerly Beverly Enterprises) have exhibited the highest standards in quality of care. The Beverly and Golden Centers lead the industry in quality scores, as measured by state inspection reports. Aggregate quality scores for all Centers exceed industry averages and the company is recognized as an innovator in the care of frail elderly. The most recent Long Term Care Institute report noted in particular

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau
April 29, 2007

that “Beverly’s new leadership has continued to show its strong commitment to meaningful quality improvement and impressive performance in all quality measures”.

Advisors: We have engaged the following advisors to facilitate the proposed transaction with Genesis: Credit Suisse, our financial advisor, and Dechert LLP, our legal advisor.

Contact Information: Please direct any questions regarding this proposal or the enclosed documents to the following contacts at Fillmore, Credit Suisse, or Dechert:

Fillmore Capital Partners, LLC:	Credit Suisse:

Ronald E. Silva	Stuart Smith, Managing Director
President and Chief Executive Officer	Global Head of Healthcare Investment Banking
Fillmore Capital Partners, LLC	Credit Suisse
Four Embarcadero Center, Suite 710	Eleven Madison Avenue
San Francisco, CA 94111	New York, NY 10010
Tel: 415.834.1476	Tel: 212.325.3109
Fax: 415.834.1475	Fax: 646.935.7125
rsilva@fillmorecap.com	stuart.smith@credit-suisse.com

Dechert LLP

Joseph B. Heil
Dechert LLP
One Maritime Plaza
Suite 2300
San Francisco, CA 94111-3513
Tel: 415.262.4510
Fax: 415.869.3275
joseph.heil@dechert.com

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau
April 29, 2007

We extend our thanks to the Company and Goldman Sachs for the opportunity to pursue the transaction contemplated hereby and look forward to working with you to complete this transaction.

Sincerely,

Ronald E. Silva
President and Chief Executive Officer
Fillmore Capital Partners, LLC

DRUMM INVESTORS LLC

By:	/s/ Ronald E. Silva
Name: Ronald E. Silva
Title: President

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

                                                                  Exhibit A

                                                     Sources and Uses Table

Sources and Uses
Total Sources		Total Uses
($ in millions)		($ in millions)

1st Lien Term Loan	$ 750.0	Gazelle Equity Purchase Price ($65.25 per share)	$ 1,569.0
CMBS	2,800.0	Refinance Gazelle Long-Term Indebtedness	178.9
Assumption of Gazelle Capital Leases & VIE		Refinance Existing Beverly Term Loans	417.5
Indebtedness	116.3
Sponsor Equity[1]	240.0	Refinance Existing Beverly CMBS	1,400.0
		Assumption of Gazelle Capital Leases & VIE
		Indebtedness	116.3
		Gazelle Tender Premium (Sr. Sub Notes)	9.4
		Gazelle Convert Make-Whole Premium	26.1
		Prepayment Penalties on Existing Beverly
		Indebtedness	15.0
		Gazelle Severance Costs	13.0
		Estimated Transaction Expenses	87.5
		Gazelle Break-Up Fee	15.0
		TIC (8/15/07 – 2/15/08)	48.4
		Additional Cash on Hand	10.2

Total Sources	$ 3,906.3	Total Uses	$ 3,906.3

____________________________
[1] Fillmore’s total contribution to the acquisition of Gazelle is $593.5 million of implied equity.

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

FCP

FILLMORE CAPITAL PARTNERS

Exhibit B

Structure Chart

denotes 100% ownership, unless otherwise noted
Institutional Investor
Fillmore Capital Partners LLC
Fillmore Strategic Management, LLC
Managing Member
Fillmore Strategic Investors, L.L.C.
Drumm Investors, L.L.C.
GGNSC Holdings LLC
Pearl Senior Care LLC
Golden Gate National Senior Care LLC
Beverly Enterprises, Inc.
Golden Gate Ancillary LLC
[Pre-Beverly Merger Property Owners]
[Golden Gate ancillary services companies]
GGNSC Equity Holdings LLC (Master Tenant)
Geary Property Holdings LLC ("Geary" or "Beverly PropCo")
1 Sublease with each GGNSC LSPE
GGNSC Master Lease
[Mezzanine Borrowers]
260 GGNSC LSPEs Operators/Lessees of GGNSC Owned Facilities
260 GPH FSPEs (owners of GPH/GGNSC Real Estate)

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475